Exhibit 3.21

FILED DONETTA DAVIDSON COLORADO SECRETARY OF STATE

ARTICLES OF ORGANIZATION OF BLUFFMONT ESTATES, LLC A Colorado Limited Liability Company	20041201942 C $ 100.00 SECRETARY OF STATE 06-04-2004 11:03:17

Pursuant to § 7-80-203 and part 3 of article 90 of title 7, Colorado Revised Statutes (C.R.S.), these Articles of Organization are delivered to the Colorado Secretary of State for filing.

FIRST: The name of the Limited Liability Company shall be Bluffmont Estates, LLC (the “Company”).

SECOND: The period of its duration shall be perpetual unless sooner dissolved.

THIRD: The name and address of the initial Registered Agent of the Company within the State of Colorado is:

Marshall H. Fishman

633 Seventeenth St., Suite 2700

Denver, CO 80202

FOURTH: The management of the Company is vested in the Manager. The name and business address of the Manager in which management is vested is as follows:

Horizon Building Services, LLC

4949 S. Syracuse Street, Suite 320

Denver, CO 80237

FIFTH: The principal address of the Company is 4949 S. Syracuse Street, Suite 320, Denver, CO 80237.

The (a) name and (b) mailing address, of any one or more of the individuals who cause this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, is:

Marshall H. Fishman 633 17th St., Suite 2700 Denver, CO 80202	COMPUTER UPDATE COMPLETE SLC